Exhibit 3.1a

                              ARTICLES OF AMENDMENT
                                       TO
                          THE ARTICLES OF INCORPORATION
                                       OF
                                TABATHA III, INC.

Pursuant to Section 7-110-106 and part 3 of article 90 of title 7, Colorado Revised Statutes, (C.R.S.) these Articles of Amendment to its Articles of Incorporation are delivered to the Colorado Secretary of State for filing.

FIRST:   The name of the corporation is Tabatha III, Inc.

SECOND:  The text of each amendment adopted is as follows:

         Article One of the Articles of Incorporation shall be amended to read as follows:

                  The name of the corporation is Worldwide Manufacturing USA, Inc.

THIRD:   The date of adoption of the amendment is November 3, 2003.

FOURTH:           The number of votes cast for the amendment by each voting
group entitled to vote separately on
                  the amendment was sufficient for approval.  This amendment was adopted by the Shareholders.

                  The name and mailing address of the individual causing this document to be delivered:

                  John D. Ballard
                  6175 W. Hinsdale Place
                  Littleton, CO 80123




/s/ John Ballard
Chief Financial Officer